Exhibit 10.5

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Release of All Claims (hereafter, “Agreement”) is entered into by and between CYRUSONE LLC, a Delaware limited liability company (hereafter, “Employer”), and Kevin Timmons (hereafter, “Employee”) based on the following facts:
WHEREAS, Employee was employed by Employer and affiliates as Executive Vice President, Chief Technology Officer of CyrusOne Inc. pursuant to an Employment Agreement by and between Employer and Employee dated as of January 24, 2013 (the “Employment Agreement”);
WHEREAS, Employer has decided to terminate Employee’s employment;
WHEREAS, Employee has decided to resign his position on the Board of Directors of any affiliate of Employer, including without limitation OData and any affiliates thereof, on which such Employee serves, as applicable (each, a “Board”); and
WHEREAS, the parties wish to enter into an agreement providing for the termination of Employee’s employment on a mutually agreeable basis and resolving any potential disputes between Employee and Employer.
NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:
1.Termination of Employment. Employer has terminated Employee’s employment effective as of September 1, 2020 (the “Termination Date”), and Employee hereby resigns his position on any Board effective as of the Termination Date. If there is an obligation for any undertaking to effectuate a resignation from any Board, including without limitation the Board or Boards of OData and its affiliates, Employee will cooperate to ensure his resignation from any such Board is effective as soon as practicable after the Termination Date. Employer will pay Employee for all hours worked through the Termination Date and for all accrued but unused paid time off as of the Termination Date in accordance with Employer’s regular payroll procedures and schedule; Employee acknowledges that these amounts are all of the amounts owed to him by Employer through the Termination Date. As of the Termination Date, Employee’s status as an employee of Employer shall cease in its entirety. Also as of the Termination Date, or as soon as practicable after the Termination Date, Employee’s status as a member of any Board shall cease in its entirety. To the extent there is any requirement that Employer give written or advance notice to Employee of the termination of Employee’s employment, Employee waives such notice requirement. As of the Termination Date, Employee is not to hold himself out as an employee, Board member, agent, or authorized representative of Employer, negotiate or enter into any agreements on behalf of Employer, or otherwise attempt to bind Employer.
2.Benefits Termination. Employee’s coverage under the benefit plans of Employer and its affiliates (collectively, the “CyrusOne Group”) and his participation in and eligibility for any compensation, bonus, or equity plans or practices of CyrusOne Group will cease on the Termination Date. Employee may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Termination Date so long as he makes a valid election for such continuation and makes the payments necessary for continuation or conversion. Employee specifically acknowledges and agrees that he is not entitled to any salary, severance, wages, commissions, options or other equity (or accelerated vesting thereof), benefits, insurance, or other compensation from the CyrusOne Group, except as specifically set forth herein.
3.Separation Pay and Benefits.
a.In exchange for Employee entering into and not revoking this Agreement and his continued compliance with the terms and conditions of this Agreement and his other obligations to Employer (including, without limitation, the obligations imposed by Sections 7, 8, 9, 10, 11, 12, and 21 of the Employment Agreement), Employer will pay or provide to Employee the following:
i.Lump Sum. On the date that is sixty (60) days after the Termination Date, Employer shall pay Employee severance of one million five hundred eighty-three thousand, three hundred and thirty-three dollars ($1,583,333), which is approximately two (2) times the sum of (a) Employee’s annual base salary as of the Termination Date and (b) Employee’s annual bonus target in effect as of the Termination Date prorated to the Termination Date, in a single lump sum cash payment, provided the provisions of Section 4 of the Agreement are then effective and irrevocable.
ii.2020 Bonus. Employee will receive a one-time payment of three-hundred sixteen thousand, six hundred and sixty-seven dollars ($316,667), which is equal to Employee’s annual target bonus amount prorated in respect of the days in fiscal year 2020 elapsed through the Termination Date. Such amount shall be combined with the separation pay described in Section 3.A.i and paid by Employer in a single lump sum sixty (60) days following the Termination Date, provided the provisions of Section 4 are then effective and irrevocable.
iii.Time-Based Vesting Long Term Incentive Awards. The portion of Employee’s time-vesting stock options and restricted stock units (“RSUs”) equity incentive awards issued by the CyrusOne Group to Employee, as set forth in Exhibit A hereto, shall become vested in full on the Termination Date. Such RSUs that become vested pursuant to this provision shall be settled at the time and in the manner prescribed by the applicable equity plan(s) and award agreement(s), but in no event later than sixty (60) days following the Termination Date, provided the provisions of Section 4 of the Agreement are then effective and irrevocable.

iv.Performance-Based Vesting Long Term Incentive Awards. A portion of Employee’s outstanding performance-based stock units (“PSUs”), as set forth in Exhibit A hereto, shall remain outstanding and eligible to vest based on the achievement of the applicable performance criteria (or will otherwise vest, pursuant to the applicable award agreement) based on a prorated target amount as of the Termination Date, described in Exhibit A. Any such award or applicable portion thereof that becomes vested pursuant to this provision shall be settled within sixty (60) days following the determination of the level of achievement of the applicable performance criteria.
v.Health and Life Insurance. An additional amount of twenty-six thousand fourteen dollars ($26,014) in satisfaction of Employer’s obligation to subsidize the costs of Employee’s continued group health and life insurance coverage during the Severance Period, such amount to be aggregated with the separation pay described in Section 3.A.i and paid by Employer in a single lump sum sixty (60) days following the Termination Date, provided the provisions of Section 4 of the Agreement are then effective and irrevocable.
vi.Interest. An additional amount of nine thousand one hundred and ten dollars ($9,110), which is the amount of interest that would have been earned by the separation pay described in Section 3.A.i for the period from the Termination Date to the date which is sixty (60) days after the Termination Date had such amount earned interest for such period at an annual rate of interest of 3.5%. Such amount shall be combined with the separation pay described in Section 3.A.i and paid by Employer in a single lump sum sixty (60) days following the Termination Date, provided the provisions of Section 4 are then effective and irrevocable.
b.Forfeitable Benefits. Employee acknowledges and agrees that (a) he is not a participant in any (1) nonqualified (i.e., not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”)) pension, profit sharing, savings or deferred compensation plan of any member of the CyrusOne Group or (2) nonqualified or qualified defined benefit pension plan of any member of the CyrusOne Group and (b) he does not have any forfeitable benefits under any qualified (i.e., qualified under Code Section 401(a)) pension, profit sharing, 401(k) or deferred compensation plan of any member of the CyrusOne Group, and therefore is not entitled to any compensation pursuant to Sections 13(d)(iii) and (iv) of the Employment Agreement.
c.The amounts in this Section 3, other than those in Section 3.A.iv, will be collectively referred to as the “Separation Pay and Benefits,” which are amounts to which the Employee is not otherwise entitled in the absence of his execution of this Agreement as required by Sections 13(d) and 13(g) of the Employment Agreement. Employee acknowledges that, in the absence of his execution of this Agreement as required by Sections 13(d) and 13(g) of the Employment Agreement, the Separation Pay and Benefits would not otherwise be due to him.

d.The Separation Pay and Benefits in the form of cash will be processed and paid in accordance with Section 13(d)(i) of the Employment Agreement via the normal payroll practices of the Employer, and all payments pursuant to Section 3, whether in cash or equity, are subject to deductions for payroll taxes, income tax withholding and other deductions required by law or authorized by the Employee.
e.For the avoidance of doubt, the tabular summary attached hereto as Exhibit A describes the outstanding equity awards to which the vesting provisions described in Sections 3.A.iii and iv are applicable. If any equity award that is accelerated as provided in Section 3A.iii is deemed vested as of the Termination Date, but Employee revokes his agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA pursuant to Section 6.D, such equity acceleration will be immediately rescinded and revoked and the underlying shares forfeited.
4.General Release.
a.Employee unconditionally, irrevocably, and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships, or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors, and assigns (collectively, the “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands, and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional, or other statutory claims, including, but not limited to, alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Family and Medical Leave, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), Chapter 21 of the Texas Labor Code, the California Labor Code, the Industrial Welfare Commission Wage Orders, the California Unfair Competition Law (Cal. Bus. & Prof. Code §§ 17200, et seq.), the California Government Code, the California Fair Employment and Housing Act, and the California Family Rights Act, all as amended), and all claims for attorneys’ fees, costs, and expenses.
b.Notwithstanding the broad scope of the release set forth in this Section 4, this Agreement is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission, or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation or unemployment insurance benefits. Moreover, nothing in this Agreement prohibits Employee from seeking and obtaining a whistleblower award from the SEC pursuant to Section 21F of the Exchange Act or a statutory award for information provided to the SEC.
c.Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.
d.Subject to Section 4.B, Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete. Employee executes this Agreement with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.
e.By execution of this Agreement, Employee represents that (a) Employee has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Employee by Employer, other than those specifically addressed in this Agreement, and (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.
f.THIS RELEASE IS A GENERAL RELEASE, INCLUDING A RELEASE OF KNOWN AND UNKNOWN CLAIMS, AND THE PARTIES INTEND AND AGREE THAT IT SHALL BE INTERPRETED, CONSTRUED AND ENFORCED AS SUCH.
Employee acknowledges that he has read California Civil Code § 1542, which states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY

HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee acknowledges that he is releasing unknown claims and waives all rights he has or may have under California Civil Code § 1542 or any other statute or common law principle of similar effect. However, Employee is not waiving any rights or claims that may arise out of acts or events that occur after the date of his signature on this Agreement.
1.Covenant Not to Sue. Subject to Section 4.B and Section 6.G or as otherwise provided in this Agreement, Employee agrees that Employee is precluded from suing and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees, and any form of injunctive relief. Employee represents that, as of the date of Employee’s signing this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims, or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any governmental agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims, or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf. Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims, or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity.
2.Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.
a.ADEA Release and Waiver. By entering into this Agreement, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the ADEA.
b.Acknowledgments. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing, by this Agreement, to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.
c.Time to Consider. Employee has 21 days to consider whether or not to enter into this Agreement and return a signed copy to Employer (although Employee may elect not to use the full 21 day period at Employee’s option).
d.Revocation Right. For a period of seven (7) calendar days following Employee’s execution of this Agreement (“Revocation Period”), Employee may revoke this Agreement. Employee’s revocation must be in writing and received by Robert Jackson, Executive Vice President, General Counsel & Secretary, at 2850 N Harwood Street, Suite 2200, Dallas, TX 75201, by 5:00 p.m. Central Time on or

before the seventh day after Employee signed this Agreement. This Agreement shall not become effective or enforceable until the Revocation Period has expired.
e.Effect of Revocation. If Employee exercises Employee’s right to revoke Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, the Separation Pay and Benefits shall be reduced to one thousand dollars ($1,000.00) in total and Employee shall not be entitled to the balance of the Separation Pay and Benefits as detailed above. Employee acknowledges and agrees that the reduced Separation Pay and Benefits will constitute full and adequate consideration for Employee’s release of any and all non-ADEA claims in this Agreement as detailed in Section 4.
f.Effective Date. With the exception of the provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA, all other terms and conditions of this Agreement shall be binding and enforceable immediately upon Employee’s execution of this Agreement, and shall remain effective regardless of .whether Employee revokes Employee’s agreement to those provisions of this Agreement releasing and waiving Employee’s rights and claims under the ADEA.
g.Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Agreement. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.
h.Nondisclosure. Before CyrusOne’s public disclosure of this Agreement, Employee will not disclose the terms of this Agreement to any non-party, except that Employee may disclose the terms of this Agreement to any government agency or as necessary to secure advice from his counsel, accountants, or tax advisors. Before CyrusOne’s public disclosure of this Agreement, Employee will take appropriate steps to ensure that his counsel, accountants, and tax advisors are aware of and comply with this confidentiality provision, and Employee assumes the risk of and shall be accountable for any breach of this confidentiality provision occasioned by any act or omission of any person to whom the agreement is disclosed.
The federal Defend Trade Secrets Act of 2016 (the “Act”) provides immunity from liability in certain circumstances to Employer’s employees, contractors, and consultants for limited disclosures of Employer “trade secrets,” as defined by the Act. Specifically, Employer’s employees, contractors, and consultants may disclose trade secrets: (a) in confidence, either directly or indirectly, to a federal, state, or local government official, or to an attorney, “solely for the purpose of reporting or investigating a suspected violation of law,” or (b) “in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Additionally, employees, contractors, and consultants who file lawsuits for retaliation by an employer for reporting a suspected violation of law may use and disclose related trade secrets in the following manner: (i) the individual may disclose the trade secret to his/her attorney, and (ii)

the individual may use the information in the court proceeding, as long as the individual files any document containing the trade secret under seal and does not otherwise disclose the trade secret “except pursuant to court order.”
1.Return of Property. Employee agrees and represents that Employee has returned to Employer, or will return on or promptly following the Termination Date, and retained no copies of, any and all CyrusOne Group property, including but not limited to files, manuals, business records, customer records, correspondence, software and related program passwords, computer printouts and disks, electronically stored information (“ESI”) that resides on any of Employee’s personal electronic devices, keys, equipment, and any and all other documents or property which Employee had possession of, access to, or control over during the course of Employee’s employment with the CyrusOne Group or subsequent thereto, including but not limited to any and all documents of the CyrusOne Group and any documents removed from or copied from other documents contained in the CyrusOne Group’s files. Employee further acknowledges and agrees that all of the documents or other tangible things to which Employee has had possession of, access to, or control over during the course of or subsequent to Employee’s employment with the CyrusOne Group, including but not limited to all documents or other tangible things, pertaining to any specific business transactions in which the CyrusOne Group was involved, or to any customers and suppliers of the CyrusOne Group, or to the business operations of the CyrusOne Group are considered confidential and have been returned to the CyrusOne Group. In the event Employee is in possession of ESI that resides on any of Employee’s personal electronic devices (including but not limited to a personal computer, iPhone and iPad) upon returning CyrusOne Group’s ESI to the CyrusOne Group, Employee agrees and represents that all CyrusOne Group ESI has been deleted from all personal electronic devices and is inaccessible to Employee or any other party having access to those devices. Employee represents that CyrusOne Group property including CyrusOne Group ESI has not been copied and/or distributed to anyone who is not an authorized representative of the CyrusOne Group. Employee will provide, upon Employer’s request, access to his personal computer, iPhone and iPad to Employer so that Employer can retrieve, delete and/or confirm deletion of the CyrusOne Group’s ESI from such devices. Notwithstanding the foregoing, Employer will not consider a breach of this provision any inadvertent immaterial failure of Employee to return all property and ESI to the CyrusOne Group if Employee diligently seeks to return all such property as soon as possible after discovery and maintains the confidentiality of such property and ESI.
2.Restrictive Covenants. This Agreement does not supersede any prior agreement or promise between Employee and any of the Released Parties regarding confidentiality, non-competition, non-disclosure, or non-solicitation, and any and all such agreements and promises shall remain in full force and effect, and Employee acknowledges and reaffirms his post-employment obligations and other restrictive covenants that are set forth in the Employment Agreement (including the provisions of Sections 7, 8, 9, 10, 11, 12, and 21 thereof), CyrusOne Restated 2012 Long Term Incentive Plan (as amended and restated, February 18, 2019) (the “Plan”), and the awards issued to him thereunder; provided, however, that notwithstanding any provision contained in the Employment Agreement, the Plan, or the awards issued to Employee thereunder, Employee is not restricted in any way from communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer.
3.Consideration of Medicare’s Interests. Employee affirms, covenants, and warrants Employee is not a Medicare beneficiary and is not currently receiving, has not received in the past, will not have received at the time the Separation Pay and Benefits is due under this Agreement, is not entitled to, is not eligible for, and has not applied for or sought Social Security Disability or Medicare benefits. In the event any statement in the preceding sentence is incorrect (for example, but not limited to, if Employee is a Medicare beneficiary, etc.), the following sentences of this paragraph apply. Employee affirms, covenants, and warrants Employee has made no claim for illness or injury against, nor is Employee aware of any facts supporting any claim against, the Released Parties under which the Released Parties could be liable for medical expenses incurred by Employee before or after the execution of this Agreement. Furthermore, Employee is aware of no medical expenses that Medicare has paid and for which the Released Parties are or could be liable now or in the future. Employee agrees and affirms that, to the best of Employee’s knowledge, no liens of any governmental entities, including those for Medicare conditional payments, exist. Employee will indemnify, defend, and hold the Released Parties harmless from Medicare claims, liens, damages, conditional payments, and rights to payment, if any, including attorneys’ fees, and Employee further agrees to waive any and all future private causes of action for damages pursuant to 42 U.S.C. § 1395y(b)(3)(A) et seq.
4.Indemnification. Employee agrees to hold the Released Parties harmless from, and to defend and indemnify the Released Parties from and against, all further claims, cross-claims, third-party claims, demands, costs, complaints, obligations, causes of action, damages, judgments, liability, contribution, or indemnity related in any way to the allegations that were or could have been made by Employee with respect to the claims and causes of action released as part of this Agreement, as well as any claims that may be made indirectly against the Released Parties for contribution, indemnity, or otherwise by any third party from whom or which Employee seeks relief or damages, directly or indirectly, for the same claims and/or causes of action released as part of this Agreement, regardless of whether such claims are caused in whole or in part by the negligence, acts, or omissions of any of the Released Parties. For the avoidance of doubt, this Section 10 does not apply to any claims that are not being released or waived by this Agreement, such as the claims described in Section 4.B and Section 6.G.
Employee shall be responsible for all federal, state, and local tax liability, if any, that may attach to amounts payable or other consideration given under this Agreement, and will defend, indemnify, and hold the Released Parties harmless from and against, and will reimburse the Released Parties for, any and all liability of whatever kind incurred by the Released Parties as a result of any tax obligations of Employee, including but not limited to taxes, levies, assessments, penalties, fines, interest, attorneys’ fees, and costs. Employee warrants that Employee is not relying on the judgment or advice of any of the Released Parties or legal counsel concerning the tax consequences, if any, of this Agreement.

1.Nondisparagement. Employee agrees that he will not, directly or indirectly, make to third parties any oral, written, or electronic statement which directly or indirectly impugns the quality or integrity of the CyrusOne Group, or any other disparaging or derogatory remarks about the CyrusOne Group; provided, however, that this obligation shall not preclude Employee from (i) providing information to government agencies, (ii) responding to inquiries by any person or entity through a subpoena or other legal process, (iii) testifying under oath in a legal proceeding, or (iv) making other disclosures as required by applicable law. CyrusOne Group agrees to instruct the current members of the Executive Leadership Team of CyrusOne Group not to, directly or indirectly, make to third parties any oral, written, or electronic statement which directly or indirectly impugns the integrity of Employee, or any other disparaging or derogatory remarks about Employee; provided, however, that this obligation shall not preclude Employer, the Board, or the Executive Leadership Team from (i) providing information to government agencies, (ii) responding to inquiries by any person or entity through a subpoena or other legal process, (iii) testifying under oath in a legal proceeding, or (iv) making other disclosures as required by applicable law.
2.Passwords. Upon request, Employee agrees to provide all User IDs and Passwords used by Employee, and of any other party of which he is aware, to access CyrusOne Group ESI on CyrusOne Group computers, electronic devices, and software.
3.Dispute Resolution. Except as otherwise provided in Sections 4.B and 8 of this Agreement, Employer and Employee agree that all disputes, controversies, or claims between them arising out of or relating to this Agreement shall be submitted to arbitration pursuant to the terms and conditions set forth in the Employment Agreement.
4.No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.
5.Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit, or other proceeding that may be prosecuted, instituted, or attempted by Employee in breach hereof.
6.No Waiver. Any failure or forbearance by Employer or Employee to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Employee’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement. The waiver by Employer or Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.
7.Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors, and assigns, and shall be binding upon Employee and his heirs, administrators, and assigns.

8.Acknowledgement. The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.
9.Section 409A. Section 13(i)(vi) of the Employment Agreement is hereby incorporated by reference, mutatis mutandis.
10.Severability; Modification. Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.
11.Entire Agreement. Employee and Employer finally agree that, except for the provisions of any other agreement referred to herein as surviving this Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed, or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

/s/ Kevin Timmons
Dated: 9/13/2020

CYRUSONE LLC

By: /s/ Robert Jackson
Its: EVP, GC & SEC
Dated: 9/14/2020

Exhibit A

Stock Options and RSUs

Grant Type	Options Granted	Awards Outstanding	Shares Subject to Accelerated Vesting Per Section 3.A.iii	Last Date to Exercise
Stock Options / NQ / Market	10,455	6,401	N/A	First Anniversary of Termination Date
Stock Options / NQ	33,003	33,003	N/A	First Anniversary of Termination Date
Stock Options / NQ	28,612	4,817	N/A	First Anniversary of Termination Date
Restricted Stock Units / RSUPAY (2018)	5,847	1,949	1,949[1]	N/A
Restricted Stock Units / RSUPAY (2019)	5,719	3,812	1,906[2]	N/A
Restricted Stock Units / Special Grant (2019)	3,793	3,793	1,797[3]	N/A
Restricted Stock Units / Special Grant (2019)	1,723	1,723	768[4]	N/A
Restricted Stock Units / RSUPAY (2020)	7,236	7,236	2,412[5]	N/A

1 One-hundred percent (100%) of the remaining outstanding shares will vest on the Termination Date per Section 3.A.iii.
2 Per Section 13(d)(ii) of the Employment Agreement, 1,906 shares would otherwise have vested on or prior to the end of the Severance Period, i.e., one year after the Termination Date (September 1, 2020), and, thus, are subject to accelerated vesting per Section 3.A.iii.
3 The prorated shares subject to accelerated vesting per Section 3.A.iii are calculated as follows: (519/1096 x 3,793, where 519 represents the number of days from the original grant date through the date of Termination and 3,793 represents the Awards originally granted.
4 The prorated shares subject to accelerated vesting per Section 3.A.iii are calculated as follows: (488/1096 x 1,723, where 488 represents the number of days from the original grant date through the date of Termination and 1,723 represents the Awards originally granted.
5 Per Section 13(d)(ii) of the Employment Agreement, 2,412 shares would otherwise have vested on or prior to the end of the Severance Period, i.e., one year after the Termination Date (September 1, 2020), and, thus, are subject to accelerated vesting per Section 3.A.iii.

PSUs

Grant Type	Awards Outstanding[6]	Shares Already Paid	Maximum Additional Shares Eligible to Vest Per Section 3.A.iv[7]
Performance Units / TSR (2018)	17,541	0	31,178[8]
Performance Units / TSR (2019)	17,156	0	19,066[9]
Performance Units / TSR - Peer (2020)	2,714	0	1,815[10]
Performance Units/TSR – REIT Index (2020)	8,140	0	5,439[11]

6 Represents remaining shares that may be received under outstanding awards based on the target level of achievement.
7 Represents the maximum awards that remain eligible to vest based on the maximum level of achievement (minus any shares previously vested).
8 Following the determination of the Committee of actual performance achieved with respect to the full performance period (January 1, 2018 through December 31, 2020), up to 31,178 shares may vest based on performance achieved, based on a prorated target amount of 15,589. The prorated target amount is calculated as follows: (974/1096) x 17,541, where 974 represents the number of days from the beginning of the Performance Period through the Termination Date (September 1, 2020) and 17,541 represents the Awards Outstanding.
9 Following the determination of the Committee of actual performance achieved with respect to the full performance period (January 1, 2019 through December 31, 2021), up to 19,066 shares may vest based on performance achieved, based on a prorated target amount of 9,533. The prorated target amount is calculated as follows: (609/1096) x 17,156, where 609 represents the number of days from the beginning of the Performance Period through the Termination Date (September 1, 2020) and 17,156 represents the Awards Outstanding.
10 Following the determination of the Committee of actual performance achieved with respect to the performance period (January 1, 2020 through December 31, 2022), up to 1,815 shares are eligible for vesting based on performance achieved, based on a prorated target amount of 605. The prorated target amount is calculated as follows: (244/1096) x 2,714, where 244 represents the number of days from the beginning of the Performance Period through the Termination Date (September 1, 2020), and 2,714 represents the Awards Outstanding.
11 Following the determination of the Committee of actual performance achieved with respect to the performance period (January 1, 2020 through December 31, 2022), up to 5,439 shares are eligible for vesting based on performance achieved, based on a prorated target amount of 1,813. The prorated target amount is calculated as follows: (244/1096) x 8,140, where 244 represents the number of days from the beginning of the Performance Period through the Termination Date (September 1, 2020), and 8,140 represents the Awards Outstanding.